                                                                  Exhibit (b)(2)

                                                     PRIVILEGED AND CONFIDENTIAL
                                                     ---------------------------



March 30, 2000

Green Equity Investors III, L.P.
c/o Leonard Green & Partners, L.P.
11111 Santa Monica Boulevard Suite 2000
Los Angeles, CA 90025
Attention:   Mr. John G. Danhakl
             John Baumer

Gentlemen:

We understand that Vicar Recap, Inc., a Delaware corporation ("Recap") wholly
                                                               -----
owned by Green Equity Investors III, L.P. ("Parent"), is proposing to effect a
                                            ------
recapitalization (the "Recapitalization") pursuant to an Agreement and Plan of
                       ----------------
Merger (the "Recapitalization Agreement"), among Recap, Veterinary Centers of
             --------------------------
America, Inc., a Delaware corporation ("VCA"), and Vicar Operating, Inc., a
                                        ---
Delaware corporation and a wholly-owned subsidiary of VCA ("Opco").  Prior to
                                                            ----
the Recapitalization, Rollover Holders (as defined in the Recapitalization Agreement) will exchange a portion of their Existing Shares (as defined in the Recapitalization Agreement) of VCA for shares of Recap. Pursuant to the Recapitalization Agreement, (1) VCA will transfer all of its assets and liabilities to Opco, and (2) Recap will be merged (the "Merger") with and into
                                                        ------
VCA, with VCA as the surviving corporation in the Merger (such surviving corporation "Holdco" or the "Company"). Pursuant to the Merger, each holder of
             ------          -------
shares of Common Stock of VCA, par value $.001 per share (the "VCA Common
                                                               ----------
Shares"), other than the shares held in VCA's treasury, shares held by Recap and
------
Dissenting Shares (as defined in the Recapitalization Agreement), will be converted into the right to receive $15.00 in cash (the "Merger Price"). After giving effect to the Merger, Opco will be a wholly-owned subsidiary of Holdco, and all of the outstanding equity interests of Holdco will be owned by Parent and Rollover Holders.

We further understand that, in order to finance the Recapitalization and other transactions (collectively, the "Transactions") contemplated by the Recapitalization Agreement and to pay related transaction costs, the Company will require financing consisting of: (a) the issuance of $70 million in original principal amount of senior notes of Holdco (the "Holdco Notes"), (b)
                                                          ------------
the issuance of $50 million in original principal amount of senior subordinated notes of Opco (the "h", and collectively with Holdco Notes, the "Notes"; the
                    -                                            -----
Holdco Notes and the Opco Notes are each sometimes referred to as a class of Notes), (c) the incurrence of $250 million aggregate principal amount of term loans and $75 million principal amount of revolving credit facilities (such term loans and revolving credit facilities the "Senior Facilities") pursuant to the
                                           -----------------
commitment letter, dated the date hereof (the "Bank Commitment Letter") issued
                                               ----------------------
by Goldman Sachs Credit Partners, L.P.  "GSCP"), and (d) $156 million of equity
                                         ----
financing (the "Equity Financing") through (i) the issuance for at least $152
                ----------------
million in cash to Green Equity Investors III, L.P. (the "Sponsor") or
                                                          -------
affiliates thereof (the "Sponsor Investors") of shares of Common Stock, par
                         -----------------
value $.01 per share (the "Holdco Common Stock") of Holdco, shares of Junior
                           -------------------
Preferred Stock par value $.01 per share (the "Holdco Junior Preferred Stock"),
                                               -----------------------------
of Holdco, at $25.00 per share in cash, and shares of Senior Preferred Stock, par value $.01 per share (the "Holdco Senior Preferred Stock", and, together
                               -----------------------------
with the Holdco

Green Equity Investors, III, L.P.                                 March 30, 2000

Common Stock and Holdco Junior Preferred Stock, the "Holdco Stock") of Holdco,
                                                     ------------
at $25.00 per share in cash, and (ii) the rollover of the Rollover Holders of not less than $3.5 million in value (valued at the Merger Price) of VCA Common Shares or options.

This letter confirms the terms and conditions pursuant to which (i) GS Mezzanine Partners II, L.P. and its affiliated investment funds (together, the "Purchasers") commit to purchase in connection with the Transactions (x) from Holdco $70 million in original principal amount of the Holdco Notes and (y) from Opco $50 million in original principal amount of the Opco Notes, and (ii) Holdco is willing to issue to the Purchasers warrants representing the right to acquire, at $.01 per share, up to 5.75%, calculated on a fully-diluted basis, of each of the Holdco Common Stock, the Holdco Junior Preferred Stock and the Holdco Senior Preferred Stock (the "Warrants", and collectively with the Notes,
                                    --------
the "Securities").
     ----------

     1.   Purchase and Sale.  The purchase and sale of the Securities shall be
          -----------------
          at the price and subject to the terms and conditions specified herein and in the term sheet attached hereto as Annex B (the "Term Sheet").
                                                                 ----------

     2.   Closing Date.  The date of the closing (sometimes referred to herein
          ------------
          as "Closing") of the Merger and the financing contemplated hereby (the
              -------
          "Closing Date") will be on the date of the closing of the Merger and
           ------------
          the other transactions contemplated by the Recapitalization Agreement, but in no event later than September 30, 2000 unless the Purchasers otherwise agree. The commitment of the Purchasers-hereunder shall terminate on September 30, 2000 unless the Closing shall have previously occurred.

     3.   Definitive Agreements.  As soon as reasonably practicable after the
          ---------------------
          execution of this letter, the Sponsor and the Purchasers shall commence the negotiation of definitive agreements and documents (the "Definitive Agreements") relating to the issuance of the Securities
           ---------------------
          and other related matters, including:

          (a) a Purchase Agreement between Holdco and the Purchasers which shall set forth the terms and conditions upon which the Holdco Notes will be purchased by the Purchasers, and a Purchase Agreement between Opco and the Purchasers which shall set forth the terms and conditions upon which the Opco Notes will be purchased by the Purchasers;

          (b) an indenture with respect to each class of Notes between the issuer of each such class of Notes and a trustee reasonably satisfactory to the Sponsor and the Purchasers;

          (c) an Exchange and Registration Rights Agreement with respect to each class of Notes between the issuer of each such class of Notes and the Purchasers;

          (d) a Warrant Agreement between Holdco and the Purchasers providing for the issuance of the Warrants and the terms and conditions thereof; and

          (e) a Registration Rights Agreement and a Stockholders Agreement between Holdco and the Purchasers with respect to the Warrants pursuant to which the holders of the Warrants and the shares of Holdco Stock issuable upon

Green Equity Investors, III, L.P.                                 March 30, 2000


                exercise thereof are granted registration rights and are subject to the restrictions on transfer set forth therein.

Each of the Definitive Agreements (other than the Stockholders Agreement) referred to above with respect to the Notes and the Warrants will initially be prepared by counsel to the Purchasers. The Definitive Agreements will include the terms summarized in the Term Sheet and such other representations, warranties, conditions, covenants, indemnities and other terms, in each case typical for financings of this sort, determined by the Purchasers in their sole reasonable judgment and are not inconsistent with the Term Sheet.

     4.   Certain Conditions.  The commitment of the Purchasers hereunder is
          ------------------
          subject, in their sole discretion, to the conditions (in addition to the conditions set forth elsewhere herein and in the Term Sheet) that there shall not have been, since December 31, 1999, any material adverse change in or affecting the business, financial condition, results of operations or prospects of VCA and its subsidiaries, taken as a whole, in each case other than pursuant to or as disclosed in the Recapitalization Agreement and other than as contemplated by this letter. The commitment of the Purchasers hereunder is also subject to the accuracy in all material respects of all information heretofore furnished to the Purchasers and the Purchasers not becoming aware after the date hereof of any information or other matters affecting the Company and its subsidiaries or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any information disclosed to the Purchasers prior to the date hereof.

     5.   Inspection and Access to Information.  From and after the date of
          ------------------------------------
          execution of this letter by the parties hereto, the Sponsor shall, and shall use reasonable efforts to cause VCA to, permit access to, and make available to the Purchasers' representatives and their accounting and legal advisors for inspection and review, the properties, books, records, accounts, and documents of or relating to VCA and the Sponsor Investors, and the Sponsor shall, and shall use reasonable efforts to cause VCA to, make available at reasonable times and to a reasonable extent officers and employees of Sponsor, the Sponsor Investors and the Company to discuss with the Purchasers' representatives and their accounting and legal advisors the business, affairs, properties and prospects of VCA, such inspection and discussion to be undertaken prior to and after the execution of the Definitive Agreements. Notwithstanding the foregoing, Purchasers will complete all remaining due diligence within five business days after the date of the public announcement of the Recapitalization, subject to compliance by Sponsor and VCA with their obligations under this paragraph 5.

     6.   No-Shop; Ordinary Course.  From the date hereof until the earliest
          ------------------------
          of: (a) the mutual agreement of the parties not to pursue the execution of the Definitive Agreements, (b) the termination of such Definitive Agreements in accordance with the terms thereof, (c) the Closing Date and (d) if the Closing Date shall not have theretofor occurred, September 30, 2000 (or such later date as the Company and the Purchasers shall have mutually agreed to extend the Purchasers' commitment hereunder), the Sponsor shall not, and shall cause its affiliates, agents, representatives, and any other person acting on their behalf not to, directly or indirectly solicit, participate in any

Green Equity Investors, III, L.P.                                 March 30, 2000

          negotiations or discussions with or provide or afford access to information to any third party with respect to, or otherwise facilitate, encourage or accept any offers for the purchase of the Securities or any alternative mezzanine financing arrangements in connection with the Transactions (other than the transactions contemplated by the Bank Commitment Letter and the Holdco Stock) and shall terminate or have terminated prior to the date hereof any agreement or arrangement related to the foregoing to which the Sponsor or its affiliates are parties, as well as any of the foregoing activities and discussions as may be continuing on the date hereof with any party other than the Purchasers and their representatives, and Sponsor shall promptly advise the Purchasers of any inquiry or proposal relating thereto that may be received, including the terms of the proposal and the identity of the inquirer or offeror.

     7.   Fees and Expenses.  In consideration of the Purchasers' agreements
          -----------------
          hereunder, the Sponsor agrees at the Closing Date to pay or cause to be paid (without duplication) in cash in immediately available funds a funding fee equal to 3.0% of the aggregate original principal amount of the Notes of each class issued at the Closing, which amount will be deducted from the purchase price paid by the Purchasers for the Securities at the Closing. In addition, and whether or not the proposed Transactions are consummated, the Sponsor agrees to reimburse (or to cause VCA or Opco to reimburse) the Purchasers at the Closing or upon termination of this letter or the transactions contemplated by the Recapitalization Agreement for (i) their reasonable and documented out-of-pocket expenses, including the reasonable and documented fees and disbursements of their attorneys, plus (ii) any sales, use or similar taxes (including additions to such taxes, if any) arising in connection with any matter referred to in this letter. In addition, if the Sponsor or any of its affiliates enters into any agreement to acquire VCA and such agreement provides for payment at any time to the Sponsor or any of its affiliates in the event the transaction contemplated thereby is terminated or otherwise not consummated, the Sponsor acknowledges that any fee payable by the Sponsor to GSCP in connection with such termination pursuant to the Bank Commitment Letter may be shared with the Purchasers. Sponsor's obligations and liabilities under this Section 7 will terminate to the extent that the Merger and Recapitalization have occurred and VCA or Opco has assumed such obligations and liabilities.

     8.   Confidentiality.  This letter and its terms and the transactions
          ---------------
          contemplated hereby shall be kept confidential by the parties hereto until the parties mutually agree upon the language and timing of a press release or until such time as one such party determines, based upon the advice of counsel, that a public announcement is required by law, in which case the parties hereto shall in good faith attempt to agree on any public announcements or publicity statements with respect thereto. Notwithstanding the foregoing, the parties may disclose this letter and its terms (i) to their officers, employees, attorneys and advisors on a confidential and need-to-know basis, (ii) as required by applicable law or compulsory legal process or in the prosecution of any proceeding initiated by one or more of the parties hereto and
          (iii) to the Company, GSCP, the Management Shareholders and their respective

Green Equity Investors, III, L.P.                                 March 30, 2000

          attorneys and advisors, on a confidential basis in connection with the transactions contemplated hereby.

     9.   Conditions to Closing.  Purchaser's commitment to purchase the
          ---------------------
          Securities at closing hereunder is subject to: (i) the closing of the Merger on the terms set forth in the Recapitalization Agreement or on other terms reasonably satisfactory to Purchaser; (ii) the negotiation, execution and delivery on or before the Closing Date of the Definitive Agreements; (iii) the satisfaction of the conditions set forth in paragraph 4 above; (iv) the Sponsor's performance of its obligations under paragraphs 5 through 8 hereof; (v) the conditions set forth in the Term Sheet; (vi) delivery of customary closing and solvency certificates and legal opinions; and (vii) the issuance of the Securities being in compliance with the law.

     10.  Indemnification.  In connection with arrangements such as this, it is
          ---------------
          our policy to receive indemnification. Effective upon execution of this letter, the Sponsor hereby agrees to the provisions with respect to our indemnity and other matters set forth in Annex A which are incorporated by reference into this letter. Sponsor's obligations and liabilities under this Section 10 will terminate to the extent that the Merger and Recapitalization have occurred and VCA or Opco has assumed such obligations and liabilities.

     11.  Other Activities.  As you know, The Goldman Sachs Group, Inc. is a
          ----------------
          full service securities firm and as such may from time to time effect transactions, for its own account or the account of customers, and hold positions in securities or options on securities of the Company and other companies which may be the subject of the arrangements contemplated by this letter.

     12.  Governing Law.  This letter shall be governed by the internal laws of
          -------------
          the State of New York without regard to principles of conflicts of laws.

     13.  No Beneficiaries; Assignments.  This letter has been and is made
          -----------------------------
          solely for the benefit of the Sponsor and the Purchasers, and no other person will acquire or have any right under or by virtue of this letter. The Sponsor may not assign any of its rights or obligations hereunder without the prior written consent of the Purchasers. The Purchasers may not assign any of its rights or obligations hereunder prior to the Closing without prior written consent of Holdco.

     14.  Entire Agreement.  This letter constitutes the entire agreement
          ----------------
          between the parties hereto with respect to the matters covered hereby and supersedes all prior communications, written and oral, between the Sponsor and the Purchasers.

     15.  Termination.  The obligations and representations of the parties
          -----------
          hereto, automatically terminate and be superseded by the provisions of the Definitive Agreements at the Closing and the consummation of the Recapitalization.

Green Equity Investors, III, L.P.                                 March 30, 2000

     16.  Counterparts.  This letter may be executed in counterparts, each of
          ------------
          which shall be deemed to constitute an original but all of which shall constitute one and the same instrument.

If the foregoing terms and conditions are acceptable to you, please so indicate by signing both of the enclosed copies of this letter where indicated and returning one to the undersigned on or prior the third business day after the date hereof, whereupon this letter shall become binding agreements between us. If this letter is not signed and returned as described in the preceding sentence by such date, this letter will terminate on such date.

                              Very truly yours,

                              GS MEZZANINE PARTNERS II, L.P.

                              BY:   GS MEZZANINE ADVISORS II, L.L.C.,
                                    its general partner

                              By:    /s/ John Bowman
                                   ---------------------------------
                              Name:  John Bowman
                              Title: Vice President

Agreed To And Accepted As
Of The Date First Above Written

GREEN EQUITY INVESTORS III, L.P.

By:   GEI  Capital III, LLC
      Its: General Partner

By:    /s/ John Danhakl
      ---------------------------
      Name:  John Danhakl
      Title: Manager

                                                                         Annex A
                                                                         -------

In the event that the Purchasers become involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders or investors in the Sponsor or VCA, in connection with or as a result of the Purchasers' agreements contained or any matter referred to in this letter, the Sponsor periodically will reimburse the Purchasers for their reasonable and documented legal and other expenses (including the reasonable and documented cost of any investigation and preparation) incurred in connection therewith unless indemnity is not available under the terms of this Annex A.
The Sponsor also will indemnify and hold the Purchasers harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of the Purchasers' agreements contained or any matter referred to in this letter, except to the extent that any such loss, claim, damage or liability results from the gross negligence or bad faith of the Purchasers in performing the obligations that are the subject of this letter or failure to fund in breach of the Purchasers' obligations under this letter. If for any reason the foregoing indemnification is unavailable to the Purchasers or insufficient to hold them harmless, then the Sponsor shall contribute to the amount paid or payable by the Purchasers as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Sponsor on the one hand and the Purchasers on the other hand in the matters contemplated by this letter as well as the relative fault of the Sponsor and the Purchasers with respect to such loss, claim, damage or liability and any other relevant equitable considerations unless indemnity is not available under the terms of this Annex A. The reimbursement, indemnity and contribution obligations of the Sponsor under this paragraph shall be in addition to any liability which the Sponsor may otherwise have, shall extend upon the same terms and conditions to (i) any affiliate of the Purchasers (including The Goldman Sachs Group, Inc.), and (ii) the partners, stockholders, members, directors, agents, employees and controlling persons (if any), as the case may be, of the Purchasers and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Sponsor, the Purchasers, any such affiliate and any such person. The Sponsor also agrees that neither the Purchasers nor any of such affiliates, partners, stockholders, members, directors, agents, employees or controlling persons shall have any liability to the Sponsor or any person asserting claims on behalf of or in the right of the Sponsor in connection with or as a result of the Purchasers' agreements contained or any matter referred to in this letter except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Sponsor result from the gross negligence or bad faith of the Purchasers in performing the obligations that are the subject of this letter or by reason of Purchasers' failure to fund in breach of Purchasers' obligations under this letter. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of the letter to which this Annex A is attached and is made part of or any matter referred to in this letter is hereby waived by the parties hereto. Except as set forth in the commitment letter to which this Annex A is attached, the provisions of this Annex A shall survive any termination or completion of this letter to which this Annex A is attached and is made part of.

                                                                         Annex B
                                                                         -------

                       VETERINARY CENTERS OF AMERICA, INC
                       ----------------------------------

               Summary of Terms and Conditions of the Securities
               -------------------------------------------------

                                     Holdco
                                     ------

                            $70 Million Senior Notes

                                      Opco
                                      ----

                     $50 Million Senior Subordinated Notes

This Summary of Terms and Conditions outlines certain terms of the Facilities referred to in the letter (the "Commitment Letter"), of which this Annex B is a part. Certain capitalized terms used herein are defined in such Commitment Letter.

Securities:          $70 million Senior Notes ("Holdco Notes")
                     $50 million Senior Subordinated Notes ("Opco Notes", and collectively with Holdco Notes, the "Notes").

Issuers:             Holdco Notes:  Veterinary Centers of America, Inc., as the
                     ------------
                     surviving entity in the Merger ("Holdco" or the "Company")
                     Opco Notes:   Vicar Operating, Inc., a wholly-owned
                     ----------
                     subsidiary of Holdco ("Opco" and together with Holdco, the "Issuers")

Guarantors:          Holdco Notes:  None.
                     ------------
                     Opco Notes:  All present and future direct and indirect
                     ----------
                     domestic subsidiaries of Opco.

Purchaser:           GS Mezzanine Partners II, L.P., GS Mezzanine Partners
                     Offshore II, L.P. and/or their affiliates ("Purchaser").

Financing Fee:       Holdco Notes:  3% of the initial purchase price for the
                     ------------
                     Holdco Notes("Holdco Fee")
                     Opco Notes: 3% of the initial purchase price for the Opco
                     ----------
                     Notes ("Opco Fee")

Interest:            Holdco Notes: Interest on the Notes shall accrue at a rate
                     ------------
                     of 14.5% per annum, based on a 360-day year of twelve 30-
                     day months and shall be payable semi-annually, in arrears;
                     provided that on any semiannual interest payment date on or
                     --------
                     prior to the 5th anniversary of the Closing Date, Holdco
                     will have the option to pay all or any portion of the
                     interest payable on such date by issuing additional Holdco
                     Notes ("PIK Notes") in a principal amount equal to the
                             ---------
                     interest Holdco elects not to pay in cash. After the 5th anniversary of the Closing Date, all of the interest will be payable in cash semiannually, in arrears.

                               Opco Notes: Interest on the Notes shall accrue at
                               ----------
                               a rate of 13.5% per annum, based on a 360-day year of twelve 30-day months. All of the interest will be payable in cash semiannually, in arrears.

Final Maturity/Redemption:     The Notes shall mature 10 years from the closing.

Use of Proceeds:               Fund the recapitalization of VCA by the Sponsor
                               and management and pay transaction costs.

Voluntary Prepayment:          Holdco Notes: Except as provided below with
                               ------------
                               respect to an IPO or a change in control (to be defined) of Holdco, prepayment of the Notes will be permitted at any time after three years from the closing, in whole or in part, at the prices listed below (expressed as a percentage of the principal amount of the Notes being prepaid as of the redemption date) plus accrued interest to the date of prepayment:

                               In the 4th year after closing:            107.25%

                               In the 5th year after closing:            107.25%

                               In the 6th year after closing:            107.25%

                               In the 7th year after closing:            105.80%

                               In the 8th year after closing:            104.35%

                               In the 9th year after dosing:             102.90%

                               In the 10th year after closing:           101.45%

                               Opco Notes: Except as provided below with respect
                               ----------
                               to an IPO or a change in control of Holdco, prepayment of the Notes will be permitted at any time after three years from the closing, in whole or in part, at the prices listed below (expressed as a percentage of the principal amount of the Notes being prepaid as of the redemption date) plus accrued interest to the date of prepayment:

                               In the 4th year after closing:            106.75%

                               In the 5th year after closing:            106.75%

                               In the 6th year after closing:            106.75%

                               In the 7th year after closing:            105.40%

                               In the 8th year after closing:            104.05%

                               In the 9th year after closing:            102.70%

                               In the 10th year after closing:           101.35%

                               At any time during the third year after closing, the entire aggregate principal amount of the Notes then outstanding may be prepaid concurrently with the consummation of an IPO or a change in control of Holdco at a price of 110% of the principal amount plus accrued interest. At any time prior to two years from the closing, up to 35% of the aggregate principal amount of the Notes then outstanding may be prepaid from the proceeds of an IPO of common stock of Holdco at a price of 110% of the principal amount thereof plus accrued interest; provided that any such proceeds shall be applied first to the prepayment of the Holdco Notes, and if no Holdco Notes are then outstanding to the prepayment of the Opco Notes; provided further that, after giving effect to any such prepayment, at least 65% of the original principal amount of the Notes plus the aggregate principal amount of PIK Notes issued since the Closing Date remains outstanding. Each prepayment must relate to an aggregate principal amount of Notes of at least $5 million.

Change of Control:             Upon the occurrence of a change of control, the
                               Issuers will be required to offer to purchase the Notes at 101% of the outstanding principal amount of the Notes (including any PIK Notes) then outstanding, plus accrued interest to the date of payment.

Subordination:                 Holdco Notes: None.
                               ------------

                               Opco Notes: Subordinated to the Senior Facilities
                               ----------
                               on customary terms for public high yield issues. Without limiting the generality of the foregoing, the Opco Notes shall not be subject to any remedies blockage.

Conditions Precedent:          Customary conditions, and the following: (i)
                               negotiation and execution of Definitive
                               Agreements reasonably satisfactory to the
                               Purchaser; (ii) the terms of the other debt, the Holdco Stock and capital structure of the Issuers and related entities reasonably satisfactory to the Purchaser, Opco being and remaining a wholly-owned subsidiary of Holdco after the Merger, and a minimum aggregate equity contribution for Holdco Stock by the Sponsor and management to Holdco of at least $152 million in cash and, as to the Management

                               Shareholders, not less than $3.5 million in shares of (or options for) VCA Common Stock;
                               (iii) no material adverse change in or affecting the business, operations, assets, management, condition (financial or otherwise), prospects or results of operations of the Issuers and their subsidiaries taken as a whole; (iv) accounting, legal and regulatory due diligence reasonably satisfactory to the Purchaser; (v) receipt of all necessary third party and governmental consents and approvals for the acquisition and related financing; (vi) closing of the Merger on terms set forth in the Recapitalization Agreement or on other reasonably satisfactory terms; (vii) pro forma EBITDA for VCA and its subsidiaries for the twelve month period ending March 31, 2000 not less than $63.0 million; (viii) the ratio of (a) total consolidated debt at the Holdco as of March 31, 2000 (determined on a pro forma basis for the Company and its subsidiaries giving effect to the acquisition and the transactions contemplated in connection therewith) to (b) pro forma EBITDA for the twelve month period ending March 31, 2000 not greater than 5.9:1.0 and (ix) other customary closing conditions including being addressees of any solvency or other consultants' reports delivered pursuant to the Bank Commitment Letter.

Representations, Warranties    Customary representations, warranties and
and Indeminities:              indemnities.

Covenants:                     Customary covenants for public high yield issues,
                               including restrictions (subject to customary exceptions and baskets and subject to agreed parameters permitting add-on acquisitions, including acquired debt and seller paper related thereto) on debt incurrence (including earn-
                               outs), dividends and restricted payments, investments, dividend and other payment restrictions affecting subsidiaries, affiliate transactions, incurrence of any subordinated debt by Opco that is senior to the Opco Notes, change of business, liens and negative pledge clauses, sale leasebacks, mergers, consolidations, asset sales and changes in control, prepayment of debt
                               (or reinvestment in the Issuer's business) using the proceeds of asset sales. Holdco will not incur any debt or other liabilities other than the Notes and will not own any assets or engage in any business other than the ownership of 100% of the capital stock of Opco (which ownership
                               Holdco will maintain so long as any Notes remain outstanding).

Financial Covenants:           Holdco Notes: None

                               Opco Notes: None

Events of Default:             Customary events of default, including failure to
                               make interest or principal payments,
                               bankruptcy/insolvency, cross-acceleration and cross payment (at maturity) default for Senior
                               Debt, cross default for pari passu, junior and other debt in excess of an agreed upon threshold amount, material uninsured judgments, violation of covenants and material inaccuracy of representations and warranties.

                               In the event of a default in payment on the Notes or an event of default occurs, the interest rate on the Notes shall increase by 200 basis points above the otherwise applicable rate for any period that includes such a default or event of default which remains uncured and such increase shall be payable in cash.

Registration Rights:           The Purchaser shall receive demand registration
                               rights on the outstanding Notes and Exchange
                               Notes (as defined below) of each class
                               exercisable on or after the second anniversary of closing of the Merger on terms reasonably acceptable to the Purchaser, which shall include the customary agreement of the Issuers with respect to the payment of expenses, provision of indemnities, selection of the underwriters and other matters. Management will use its commercially reasonable efforts to assist in the marketing of the Notes and Exchange Notes of each class.

Rule 144A/Private Resales:     At any time after two years from the closing,
                               each Issuer will take all reasonable actions to enable the Purchaser to sell the Notes and Exchange Notes issued by it without registration under the Securities Act of 1933 from time to time under Rule 144A and, if requested by the Purchaser, will agree to make an exchange offer that will permit purchasers in such Rule 144A transactions to exchange such Notes and Exchange
                               Notes for identical and freely transferable notes. In addition, the Notes and Exchange Notes can be sold, pledged or otherwise transferred by the Purchaser on any other private market basis at any time in accordance with applicable securities laws.

Exchange Rights:               The Purchaser will have the right to exchange all
                               or part of the outstanding Notes of each class for one or more series of new Notes ("Exchange
                               Notes") of such class having identical terms provided that the different series of Exchange
                               Notes may differ as to relative ranking and interest rate or yield, provided the aggregate cost to the Issuer is not increased.

Equity: In connection with its purchase of the Notes, the Purchaser will receive warrants ("Warrants"), each of which is exercisable at any time at an exercise price of $0.01 per share, representing the right to acquire 5.75%, calculated on a fully diluted basis, of each class of Holdco Stock.

                               The Warrants shall have customary anti-dilution rights for sales and issuances at other than fair market value, redemption, dividends, tender offers and distributions and upon certain business combinations.

                               The Warrants and shares issuable upon exercise of the Warrants will be separately transferable and salable from the Notes. Upon an IPO, the warrants will be automatically exercised. The Warrants and shares issuable upon exercise of the Warrants can be sold, pledged or otherwise transferred by the Purchaser in accordance with applicable securities laws and any applicable shareholders' agreement.

                               The shares issuable upon exercise of the Warrants shall have preemptive rights and customary liquidity rights, such as registration rights following an IPO and piggyback and tag-along rights (and corresponding bring-along rights in favor of the Sponsor).

Board Representation:          The Purchaser will have the right to appoint one
                               director to the board of directors of Holdco, Opco and each subsidiary of any Issuer (as applicable).

Expenses:                      Without limiting the Sponsor's obligations as set
                               forth in the Commitment Letter, on the Closing
                               Date, all costs, fees, expenses and other compensation contemplated hereby payable to
                               Purchaser shall have been paid to the extent due.

Access to Information:         The Purchaser shall receive prior to and after
                               closing monthly reporting packages contemplated in the Recapitalization Agreement, and after closing shall receive quarterly unaudited financial statements, audited annual financial statements, and other financial and operational information to be determined, including information and access the Purchaser requires to comply with VCOC regulations. The Purchaser's rights to receive monthly financial information shall not be transferable.


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